Exhibit 99.43

CALL OPTION AGREEMENT

dated as of

February 10, 2026

among

CELTEL CHILE, S.L.

and

THE SHAREHOLDERS OF
CELTEL CHILE, S.L.
THAT ARE OR BECOME
PARTIES HERETO

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) dated as of February 10, 2026, is entered into by and among Celtel Chile, S.L., a Spanish private limited liability company (sociedad limitada) (the “Company”), NJJ Cactus SAS, a French société par actions simplifiée (together with any of its Permitted Transferees (as defined herein) that becomes a party hereto in accordance with Section 3.01, the “NJJ Investor”) and Millicom Spain, S.L., a Spanish private limited liability company (sociedad limitada) (together with any of its Permitted Transferees (as defined herein) that becomes a party hereto in accordance with Section 3.01, the “MIC Investor”, and together with the Company and the NJJ Investor, the “Parties”).

WHEREAS, the Parties entered into a shareholders’ agreement on the date hereof in relation to their shareholding the Company, itself being the sole and exclusive owner, directly or indirectly, as applicable, of all of the issued and outstanding shares of capital stock or other equity interests, as applicable, of Telefónica Móviles Chile S.A., a sociedad anónima cerrada duly organized under the Laws of the Republic of Chile (the “Target”), save for one share that is or will be held by the NJJ Investor (the “NJJ Target Share”) (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Shareholders Agreement”);

WHEREAS, the Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to the transfer of the Equity Securities in the Company and/or of the Target.

ACCORDINGLY, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties mutually agree as follows:

Article 1
Definitions; Interpretive Principles

Section 1.01.     Definitions.

(a)            Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Shareholders Agreement.

(b)            As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning ascribed to such term in the Shareholders Agreement.

“Aggregate Purchase Price” has the meaning set out in Exhibit B.

“Agreement” has the meaning set out in the Preamble.

“Big Four Auditor” means the auditing division of any of Pricewaterhouse Coopers, Deloitte Touche Tohmatsu Limited, KPMG or Ernst & Young.

“Board” means the Board of Directors (Consejo de Administración) of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized or required by Law to be closed in New York, New York, Paris, France or Luxembourg.

“By-Laws” means the by-laws (estatutos sociales) of the Company, as amended, modified or supplemented from time to time in accordance with the terms thereof and the Shareholders Agreement.

“Capex” has the meaning set out in Exhibit B.

“Closing” has the meaning ascribed to such term in the Shareholders Agreement.

“Company” has the meaning set out in the Preamble.

“Direct Target Equity Securities” has the meaning set out in Section 2.01(m).

“Dispute Party(ies)” has the meaning set out in Section 2.01(d).

“Disputed Item” has the meaning set out in Section 2.01(d).

“EBITDA” has the meaning set out in Exhibit B.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first offer or refusal, mortgage, pledge, lien or other encumbrance.

“Equity Securities” has the meaning ascribed to such term in the Shareholders Agreement.

“Investors” means each of the NJJ Investor and the MIC Investor (and each of their respective Permitted Transferees that becomes a party to the Shareholders Agreement).

“Law” as the meaning ascribed such term in the Shareholders Agreement.

“MIC Call Option” has the meaning set out in Section 2.01(a).

“MIC Call Option Equity Securities” has the meaning set out in Section 2.01(a).

“MIC Call Option Exercise Notice” has the meaning set out in Section 2.01(b).

“MIC Call Option Exercise Period” has the meaning set out in Section 2.01(a).

“MIC Final Determination Date” has the meaning set out in Section 2.01(e).

“MIC Investor” has the meaning set out in the Preamble.

“MIC Notice of Disagreement” has the meaning set out in Section 2.02(c).

“MIC Purchase Price Statement” has the meaning set out in Section 2.01(b).

“MIC SA” means Millicom International Cellular SA.

“Niel Family” has the meaning ascribed to such term in the Shareholders Agreement.

“NJJ Call Option” has the meaning set out in Section 2.02(a).

“NJJ Call Option Equity Securities” has the meaning set out in Section 2.02(a).

“NJJ Call Option Exercise Notice” has the meaning set out in Section 2.02(b).

“NJJ Call Option Exercise Period” has the meaning set out in Section 2.02(a).

“NJJ Final Determination Date” has the meaning set out in Section 2.02(e).

“NJJ Investor” has the meaning set out in the Preamble.

“NJJ Notice of Disagreement” has the meaning set out in Section 2.01(c).

“NJJ Price Election Date” has the meaning set out in Section 2.01(f).

“NJJ Purchase Price Statement” has the meaning set out in Section 2.02(b).

“NJJ Target Share” has the meaning set out in the Recitals.

“Party(ies)” has the meaning set out in the Preamble.

“Per Share Purchase Price” has the meaning set out in Exhibit B.

“Permitted Transferee” means (i) with respect to the NJJ Investor, any controlled Affiliate of the Niel Family and (ii) with respect to the MIC Investor, any controlled Affiliate of MIC SA.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” shall have the meaning ascribed to such term in the Shareholders Agreement.

“Representative” means, with respect to a Person, such Person’s Affiliates and its and their respective partners, stockholders, officers, directors, managers, members, employees, accountants, attorneys, agents or other advisors or representatives.

“Resolving Accountant” has the meaning set out in Section 2.01(d).

“Shareholders Agreement” has the meaning set out in the Recitals.

“Shares” means the ordinary shares (participaciones sociales) into which the share capital of the Company is divided, having the rights and obligations with respect to such ordinary shares provided for in this Agreement and the By-Laws and any other security of the Company into which such ordinary shares may hereafter be converted or changed in accordance with the terms hereof and the terms of the By-Laws.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person (or another Subsidiary of such first Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such Person, (b) the right to receive more than 50% of the net assets of such Person available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Person or (c) a general or managing partnership interest in such Person; provided that, for so long as any Equity Securities of the Target and its Subsidiaries are directly or indirectly owned by the Company, the Target and its Subsidiaries shall be deemed to be Subsidiaries of the Company.

“Target” has the meaning set out in the Recitals.

“Transfer” has the meaning ascribed to such term in the Shareholders Agreement.

Article 2
Call Options

Section 2.01.     MIC Call Option.

(a)            During the periods (i) commencing on the fifth (5th) anniversary of the Closing and ending on the date that is thirty (30) days thereafter and (ii) commencing on the sixth (6th) anniversary of the Closing and ending on the date that is thirty (30) days thereafter (each such thirty (30) day period, a “MIC Call Option Exercise Period”), the MIC Investor shall have the right, but not the obligation, to cause the NJJ Investor and its Permitted Transferees to sell to the MIC Investor all (and not part) of the NJJ Investor’s Equity Securities in the Company then held by the NJJ Investor and its Permitted Transferees together with the NJJ Target Share (the “MIC Call Option Equity Securities”) pursuant to the terms and subject to the conditions set forth in this Section 2.01 (the “MIC Call Option”).

(b)            The MIC Investor may exercise the MIC Call Option by delivering written notice thereof to the NJJ Investor during a MIC Call Option Exercise Period (such notice, a “MIC Call Option Exercise Notice”). No later than thirty (30) days following the delivery of a MIC Call Option Exercise Notice, the MIC Investor shall prepare and deliver to the NJJ Investor a written statement (the “MIC Purchase Price Statement”) setting forth the MIC Investor’s good faith determination (prepared consistently with the requirements of this Section 2.01) of (i) the Per Share Purchase Price and (ii) the Aggregate Purchase Price, in each case for the MIC Call Option Equity Securities, in each case, together with reasonable supporting calculations.

(c)            Within sixty (60) days after the delivery of the MIC Purchase Price Statement, the NJJ Investor may either (x) accept the MIC Purchase Price Statement, in which case, the resulting Per Share Purchase Price and Aggregate Purchase Price set forth in the MIC Purchase Price Statement will be final and binding on the parties or (y) deliver a written notice to the MIC Investor describing in reasonable detail any objections to the MIC Purchase Price Statement and the calculations set forth therein (an “NJJ Notice of Disagreement”). The failure to timely provide an NJJ Notice of Disagreement shall constitute acceptance and approval by the NJJ Investor of the MIC Purchase Price Statement and the Per Share Purchase Price and Aggregate Purchase Price set forth therein, and shall be final and binding upon the parties. Any Notice of Disagreement shall specify in reasonable detail the aspects of the calculation of the Per Share Purchase Price and Aggregate Purchase Price to which the NJJ Investor is objecting, including the nature, amount and basis for such objection, and shall separately include the NJJ Investor’s calculation of the Per Share Purchase Price and Aggregate Purchase Price (prepared consistently with the requirements of this Section 2.01). All items not so objected-to in a timely delivered NJJ Notice of Disagreement shall be final and binding upon the parties (except as otherwise agreed by the MIC Investor and the NJJ Investor in writing). After delivery of a NJJ Notice of Disagreement, the MIC Investor and its Representatives may make reasonable inquiries of the NJJ Investor and its Representatives regarding questions concerning or disagreements with the NJJ Notice of Disagreement arising in the course of their review thereof, and the NJJ Investor shall, and shall use its commercially reasonable efforts to cause any such Representatives to, cooperate with and respond to such inquiries promptly and in good faith. The MIC Investor and the NJJ Investor shall use, and cause their respective Representatives to use, commercially reasonable efforts to resolve any objections set forth in an NJJ Notice of Disagreement within thirty (30) days after delivery thereof. Any such objections so resolved shall be final and binding upon the parties.

(d)            If any objections set forth in an NJJ Notice of Disagreement remain unresolved after the end of the foregoing thirty (30) day period, then the MIC Investor and the NJJ Investor (each, a “Dispute Party” and, together, the “Dispute Parties”), shall promptly retain an independent Big Four Auditor mutually acceptable to the MIC Investor and the NJJ Investor (the “Resolving Accountant”), to resolve any remaining disputed items concerning the MIC Purchase Price Statement (each, a “Disputed Item”); provided that any failure of the Dispute Parties to mutually agree on a Resolving Accountant (or any dispute with respect thereto) shall be resolved in accordance with Section 8.02 of the Shareholders Agreement. The Dispute Parties shall use commercially reasonable efforts to cooperate with the Resolving Accountant, and shall give, and shall cause their respective Representatives and the Company and its Subsidiaries to give, the Resolving Accountant and its Representatives such reasonable assistance and access to the books and records of the applicable Dispute Party and the Company and its Subsidiaries, as applicable, and any applicable workpapers, schedules and other documents as the Resolving Accountant may reasonably request (subject to the restrictions of applicable Law and, if requested, execution of customary workpaper access letters and to the extent that such information or documentation is not subject to an attorney-client or similar privilege). The Dispute Parties shall be entitled to present any materials they deem appropriate to the Resolving Accountant; provided that (i) any such materials are also concurrently delivered to the other Dispute Party and (ii) no Dispute Party (or any Affiliate or Representative of the foregoing) shall engage in any ex parte communications with the Resolving Accountant. The Resolving Accountant shall act as an expert and not as an arbitrator and shall be directed to resolve the Disputed Items within twenty (20) Business Days after being retained by the Dispute Parties, and a resolution of the Resolving Accountant shall be final and binding on all parties, absent manifest error or fraud. The Dispute Parties acknowledge and agree that (i) the review by and determination of the Resolving Accountant shall be limited only to the Disputed Items and (ii) the determinations by the Resolving Accountant shall be based solely on (A) the materials submitted by the Dispute Parties and the basis for their respective positions, in each case, made or presented in accordance with this Section 2.01(d) and (B) the terms of (including the definitions contained in) this Agreement, and not on the basis of an independent review. With respect to each Disputed Item, the Resolving Accountant’s determination shall not be higher than the amount for such item set forth in the MIC Purchase Price Statement or the NJJ Notice of Disagreement, as applicable, or lower than the amount for such item set forth in the MIC Purchase Price Statement or the NJJ Notice of Disagreement, as applicable. Judgment may be entered upon the determination by the Resolving Accountant in any court having jurisdiction over the party or parties against which such determinations are to be enforced. The fees, expenses and costs of the Resolving Accountant in connection with such review and report shall be borne by the MIC Investor, on the one hand, and by the NJJ Investor, on the other hand, based upon the percentage that the amount not awarded to the NJJ Investor bears to the amount actually contested by the NJJ Investor (with the NJJ Investor bearing the percentage of fees, expenses and costs of the Resolving Accountant corresponding with the percentage of the amount not awarded to the NJJ Investor, and the MIC Investor bearing the balance).

(e)            The MIC Purchase Price Statement and the calculation of the Per Share Purchase Price and Aggregate Purchase Price therein (or the Per Share Purchase Price and Aggregate Purchase Price otherwise agreed or resolved, in the cases of subclauses (iii) and (iv) hereinafter) shall become final and binding upon the parties upon the date (the “MIC Final Determination Date”) that is the earliest of: (i) the delivery by the NJJ Investor to the MIC Investor of a written notice that it agrees with the MIC Purchase Price Statement delivered pursuant to Section 2.01(b); (ii) the failure of the NJJ Investor to deliver an NJJ Notice of Disagreement to the MIC Investor within thirty (30) days after delivery of the MIC Purchase Price Statement; (iii) the resolution by the Dispute Parties, in writing, of their differences with respect to the matters specified in an NJJ Notice of Disagreement timely delivered to the MIC Investor; and (iv) the resolution of all Disputed Items, pursuant to Section 2.01(d), by the Resolving Accountant or by the written agreement of the Dispute Parties.

(f)             In consideration for the MIC Call Option Equity Securities, against delivery of all right, title and interest, free and clear of all Encumbrances in and to the MIC Call Option Equity Securities, the MIC Investor will (or will cause one of its Affiliates to) pay to the NJJ Investor the finally determined Aggregate Purchase Price (in accordance with this Section 2.01) by either, at the NJJ Investor’s election expressed by written notice to the MIC Investor within three (3) Business Days of the MIC Final Determination Date (the “NJJ Price Election Date”) in whole or part in any combination between (i) and (ii) below as notified by the NJJ Investor on the NJJ Price Election Date:

(i)         delivering cash, in immediately available funds; or

(ii)        issuing a number of shares in MIC SA to the NJJ Investor, in a number equal to (i) the Aggregate Purchase Price, divided by (ii) the volume weighted average price of a share of MIC SA for the twenty (20) trading-day period ending on the trading day immediately prior to the MIC Final Determination Date; provided that, except to the extent the NJJ Investor (together with its Affiliates) already holds more than fifty percent (50%) of the issued and outstanding shares of MIC SA immediately prior to the MIC Final Determination Date, the NJJ Investor shall confirm in writing to the MIC Investor that the issuance of the shares, in the amount as elected, will not result in the NJJ Investor (together with its Affiliates) holding more than fifty percent (50%) of the issued and outstanding shares of MIC SA, and provided, however, that if the NJJ Price Election Date would otherwise fall within a black-out period set by MIC SA or at a time when the NJJ Investor or any of its Affiliates would be in possession of material non-public information relating to MIC SA, the NJJ Price Election Date shall be postponed to the first day of the next open period following such black-out period or to the date when such material non-public information has been purged, as applicable.

(g)            The closing of the exercise of any MIC Call Option will take place promptly following the NJJ Price Election Date (and in any event within ten (10) Business Days following the NJJ Price Election Date) on a date and at a time mutually agreed by the MIC Investor and the NJJ Investor; provided that, to the extent that any regulatory approvals are required in connection with such closing, the closing date shall be delayed as reasonably necessary to obtain such regulatory approvals, but in no event shall the as-delayed period exceed one-hundred and eighty (180) days; and provided that the Investors shall cooperate and use their best efforts to obtain such approvals.

(h)            The MIC Investor will only receive customary representations and warranties from the NJJ Investor regarding the valid and authorized sale of the MIC Call Option Equity Securities and that the NJJ Investor or its applicable Permitted Transferee has good and marketable title to the MIC Call Option Equity Securities, free and clear of all Encumbrances.

(i)             To the extent that the NJJ Investor parent guarantee under Section 7.8 of the Purchase Agreement remains outstanding at the time of the closing of the exercise of the MIC Call Option, MIC SA shall assume the obligations of such parent guarantee (at the NJJ Investor’s election, by way of a back-to-back guarantee by MIC SA to the benefit of NJJ Holding SAS (or its relevant Affiliates) on the same terms as the one granted under the Purchase Agreement, by substitution of MIC SA in NJJ Holding SAS’s obligations as Purchaser Parent under the Purchase Agreement, or as otherwise agreed in writing between the Investors at the time of such option exercise).

(j)             The MIC Investor is authorized to withhold from any purchase price amounts of withholding and other taxes required to be withheld by applicable tax Law, and to take such other action as the MIC Investor may deem advisable to enable the MIC Investor to satisfy obligations for the payment of withholding taxes relating to any sale of MIC Call Option Equity Securities; provided that the MIC Investor shall (x) notify the NJJ Investor at least ten (10) Business Days before the closing of the exercise of any MIC Call Option of its intention to make any such withholding on account of taxes, together with all relevant details and supporting documentation, (y) allow the NJJ Investor to present observations as to such proposed withholding, including in respect of its application, taxable base or rate, and consider such observations in good faith, and (z) promptly provide evidence of payment of such tax to the NJJ Investor.

(k)            As used in this Section  2.01 and Section  2.02, “Aggregate Purchase Price” and “Per Share Purchase Price” shall be defined in accordance with the provisions of Exhibit B; provided that, for purposes of Section  2.02, (x) the references to NJJ Investor and MIC Call Option in the definition of “Aggregate Purchase Price” (and any definition referred to in Exhibit B) shall be deemed to refer to the MIC Investor and the NJJ Call Option, respectively, and (y) the references to the date of delivery of the MIC Call Option Exercise Notice in the definition of “Per Share Purchase Price” shall be deemed to refer to date of delivery of the NJJ Call Option Exercise Notice.

(l)             The Investors shall execute and deliver such additional documents as are otherwise reasonably necessary or appropriate to consummate the transactions contemplated by this Section 2.01.

(m)             The NJJ Investor shall have the right to elect, by way of written notice to the MIC Investor sent within the timeframe set forth in Section 2.01(c) for the delivery of an NJJ Notice of Disagreement, for the sale of all of the outstanding Equity Securities of the Target and the NJJ Target Share (the “Direct Target Equity Securities”) by the Company to the MIC Investor in lieu of the sale of the MIC Call Option Equity Securities by the NJJ Investor and its Permitted Transferees as designated in Section 2.01(a). In such case, all references to the MIC Call Option Equity Securities in this Section 2.01 shall be deemed to be references to the Direct Target Equity Securities and the terms of this Section 2.01 shall apply mutatis mutandis to the sale of the Direct Target Equity Securities. The Investors undertake to carry out, promptly after receipt by the Company of the proceeds of the sale, by any appropriate corporate means (whether by way of a share buyback, a dividend or other available corporate procedures, as relevant and applicable) the distribution of such proceeds.

Section 2.02.     NJJ Call Option.

(a)            During the period commencing on the date that is six (6) months after the last day of the second MIC Call Option Exercise Period and ending on the date that is sixty (60) days thereafter (the “NJJ Call Option Exercise Period”), and solely to the extent the MIC Investor did not exercise its MIC Call Option in accordance with the provisions of Section 2.01, the NJJ Investor shall have the right, but not the obligation, to cause the MIC Investor and its Permitted Transferees to sell to the NJJ Investor all (and not part) of the MIC Investor’s Equity Securities in the Company then held by the MIC Investor and its Permitted Transferees (the “NJJ Call Option Equity Securities”) pursuant to the terms and subject to the conditions set forth in this Section 2.02 (the “NJJ Call Option”).

(b)            The NJJ Investor may exercise the NJJ Call Option by delivering written notice thereof to the MIC Investor during the NJJ Call Option Exercise Period (the “NJJ Call Option Exercise Notice”). No later than thirty (30) days following the delivery of the NJJ Call Option Exercise Notice, the NJJ Investor shall prepare and deliver to the MIC Investor a written statement (the “NJJ Purchase Price Statement”) setting forth the NJJ Investor’s good faith determination (prepared consistently with the requirements of this Section 2.02) of (i) the Per Share Purchase Price and (ii) the Aggregate Purchase Price, in each case for the NJJ Call Option Equity Securities, in each case, together with reasonable supporting calculations.

(c)            Within sixty (60) days after the delivery of the NJJ Purchase Price Statement, the MIC Investor may either (x) accept the NJJ Purchase Price Statement, in which case, the resulting Per Share Purchase Price and Aggregate Purchase Price set forth in the NJJ Purchase Price Statement will be final and binding on the parties or (y) deliver a written notice to the NJJ Investor describing in reasonable detail any objections to the NJJ Purchase Price Statement and the calculations set forth therein (a “MIC Notice of Disagreement”). The failure to timely provide a MIC Notice of Disagreement shall constitute acceptance and approval by the MIC Investor of the NJJ Purchase Price Statement and the Per Share Purchase Price and Aggregate Purchase Price set forth therein, and shall be final and binding upon the parties. Any MIC Notice of Disagreement shall specify in reasonable detail the aspects of the calculation of the Per Share Purchase Price and Aggregate Purchase Price to which the MIC Investor is objecting, including the nature, amount and basis for such objection, and shall separately include the MIC Investor’s calculation of the Per Share Purchase Price and Aggregate Purchase Price (prepared consistently with the requirements of this Section 2.02). All items not so objected-to in a timely delivered MIC Notice of Disagreement shall be final and binding upon the parties (except as otherwise agreed by the MIC Investor and the NJJ Investor in writing). After delivery of a MIC Notice of Disagreement, the NJJ Investor and its Representatives may make reasonable inquiries of the MIC Investor and its Representatives regarding questions concerning or disagreements with the MIC Notice of Disagreement arising in the course of their review thereof, and the MIC Investor shall, and shall use its commercially reasonable efforts to cause any such Representatives to, cooperate with and respond to such inquiries promptly and in good faith. The MIC Investor and the NJJ Investor shall use, and cause their respective Representatives to use, commercially reasonable efforts to resolve any objections set forth in a MIC Notice of Disagreement within thirty (30) days after delivery thereof. Any such objections so resolved shall be final and binding upon the parties.

(d)            If any objections set forth in a MIC Notice of Disagreement remain unresolved after the end of the foregoing thirty (30) day period, then the MIC Investor and the NJJ Investor shall follow the same dispute resolution procedures as provided in Section 2.01(d), which shall apply mutatis mutandis for purposes of the provisions of this Section 2.02.

(e)            The NJJ Purchase Price Statement and the calculation of the Per Share Purchase Price and Aggregate Purchase Price therein (or the Per Share Purchase Price and Aggregate Purchase Price otherwise agreed or resolved, in the cases of subclauses (iii) and (iv) hereinafter) shall become final and binding upon the parties upon the date (the “NJJ Final Determination Date”) that is the earliest of: (i) the delivery by the MIC Investor to the NJJ Investor of a written notice that it agrees with the NJJ Purchase Price Statement delivered pursuant to Section 2.02(b); (ii) the failure of the MIC Investor to deliver a MIC Notice of Disagreement to the NJJ Investor within thirty (30) days after delivery of the NJJ Purchase Price Statement; (iii) the resolution by the Dispute Parties, in writing, of their differences with respect to the matters specified in a MIC Notice of Disagreement timely delivered to the NJJ Investor; and (iv) the resolution of all Disputed Items, pursuant to Section 2.02(d), by the Resolving Accountant or by the written agreement of the Dispute Parties.

(f)             The closing of the exercise of any NJJ Call Option will take place promptly (and in any event within ten (10) Business Days) following the NJJ Final Determination Date (as such date is determined in accordance with Section 2.02(d)) on a date and at a time mutually agreed by the MIC Investor and the NJJ Investor; provided that, to the extent that any regulatory approvals are required in connection with such closing, the closing date shall be delayed as reasonably necessary to obtain such regulatory approvals, but in no event shall the as-delayed period exceed one-hundred and eighty (180) days; and provided that the Investors shall cooperate and use their best efforts to obtain such approvals. The NJJ Investor will (or will cause one of its Affiliates to) pay for the NJJ Call Option Equity Securities to be purchased pursuant to the NJJ Call Option by delivery at such closing of cash, in immediately available funds, to the MIC Investor in an amount equal to the finally determined (in accordance with Section 2.02(d)) Aggregate Purchase Price against delivery of all right, title and interest, free and clear of all Encumbrances, in and to the NJJ Call Option Equity Securities. The NJJ Investor will only receive customary representations and warranties from the MIC Investor regarding the valid and authorized sale of the NJJ Call Option Equity Securities and that the MIC Investor or its applicable Permitted Transferee has good and marketable title to the NJJ Call Option Equity Securities, free and clear of all Encumbrances. The NJJ Investor is authorized to withhold from any purchase price amounts of withholding and other taxes required to be withheld by applicable tax Law, and to take such other action as the NJJ Investor may deem advisable to enable the NJJ Investor to satisfy obligations for the payment of withholding taxes relating to any sale of NJJ Call Option Equity Securities; provided that the NJJ Investor shall (x) notify the MIC Investor at least ten (10) Business Days before the closing of the exercise of the NJJ Call Option of its intention to make any such withholding on account of taxes, together with all relevant details and supporting documentation, (y) allow the MIC Investor to present observations as to such proposed withholding, including in respect of its application, taxable base or rate, and consider such observations in good faith, and (z) promptly provide evidence of payment of such tax to the MIC Investor.

(g)            The Investors shall execute and deliver such additional documents as are otherwise reasonably necessary or appropriate to consummate the transactions contemplated by this Section 2.02.

Article 3
MISCELLANEOUS

Section 3.01.     Joinder Agreement. If an Investor transfers its Equity Securities to a Permitted Transferee under Section 5.02 of the Shareholders Agreement, the joinder agreement to this Agreement referred to therein shall be in the form set out in Exhibit A.

Section 3.03.     Conflicting Agreements. Notwithstanding anything herein to the contrary, in the event the By-Laws or the Shareholders Agreement or any other organizational documents of the Company or its Subsidiaries conflict with or violate any provision of this Agreement, the terms of this Agreement shall prevail among the Parties.

Section 3.04.     Termination. This Agreement will automatically terminate in its entirety (and forthwith become wholly void and of no further force or effect) upon the earliest to occur of (a) the dissolution, liquidation or winding-up of the Company, (b) the consummation of an IPO, (c) the consummation of the MIC Call Option or of the NJJ Call Option, as applicable, and of the transactions contemplated herein, or (d) the termination of the Shareholders Agreement in accordance with its terms; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination.

Section 3.05.     Incorporation by Reference. The following provisions of the Shareholders Agreement shall be incorporated in this Agreement by reference as if set out herein and shall apply mutatis mutandis as if references to the “Agreement” (or a similar expression) in such Sections were references to this Agreement and references to a “Party” or to “the Parties” were to the parties to this Agreement: Section 1.02 (General Interpretive Principles); Section 6.08 (Confidentiality); Section 6.11 (Conflicting Agreements); Article 7 (Representations and Warranties); Section 8.01 (Entire Agreement; Assignment); Section 8.02 (Governing Law; Arbitration); Section 8.03 (Obligations; Remedies); Section 8.04 (Amendment and Waiver); Section 8.05 (Binding Effect); Section 8.07 (Non-Recourse); Section 8.08 (Notices); Section 8.09 (Severability); Section 8.10 (Headings) and Section 8.11 (No Third Party Beneficiaries).

Section 3.06.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.06.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

CELTEL CHILE, S.L.

By:	/s/ Pierre-Emmanuel Durand
	Name:	Pierre-Emmanuel Durad
	Title:	Chairman

[SIGNATURE PAGE TO CELTEL CHILE, S.L. CALL OPTION AGREEMENT]

NJJ INVESTOR:

NJJ CACTUS SAS

By:	/s/ Anthony Maarek
	Name:	Anthony Maarek
Title:

[SIGNATURE PAGE TO CELTEL CHILE, S.L. CALL OPTION AGREEMENT]

MIC INVESTOR:

MILLICOM SPAIN S.L.

By:	/s/ Alberto Raimundo
	Name:	Alberto Raimundo
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CELTEL CHILE, S.L. CALL OPTION AGREEMENT]